For Immediate Release

Corel Updates Strategy for Fiscal 2002

Ottawa, Canada - December 5, 2001 - Corel Corporation (NASDAQ: CORL, TSE: COR) today provided an update to the company's strategy for fiscal 2002, including new market opportunities, financial projections, and further details on the Micrografx and SoftQuad acquisitions.

Building on the strategy introduced in January 2001, company officials presented the next phase of Corel's growth strategy during a teleconference and Webcast today. For fiscal 2002, Corel's strategy is centered around a three-point initiative which will see the company segment the market to address key customer profiles; make strategic investments to capture new markets; and develop solutions for emerging markets in order to address the evolving needs of its global customer base.

"With our financial house in order, healthy cash reserves and a well-defined strategic plan, we are prepared to enter a new phase of growth," said Derek Burney, president and CEO of Corel. "Our future business will capitalize on the company's technology assets, both organic and acquired, as we invest to capture high-growth emerging markets and establish ourselves as a leading provider of enterprise solutions in the areas of technical illustration, Enterprise Process Management and XML content solutions. While these investments will impact our bottom line in the short term, we are confident they will pave the way for significant growth over the long term."

"We are pleased with the progress we've made over the past year to rebuild the company and lay the foundation for future growth, especially in light of the economic slowdown experienced in the latter part of 2001," said John Blaine, chief financial officer at Corel. "In fiscal 2002, we will be making strategic investments to support Corel's entry into high-growth markets while continuing to build the company's equity in key customer segments. The financial rigour we've demonstrated over the past year will continue to guide all decision-making surrounding these investments."

The company announced that it expects to realize total revenues for fiscal 2002 of between $170 million and $180 million, an increase over expected fiscal 2001 revenues. Despite this revenue growth, the company's increase in strategic investments is expected to result in a net loss of between $23 million and $31 million or a loss of between $0.20 and $0.27 per share. All figures are expressed in US currency. These figures do not include non-cash amortization costs for the acquisitions of Micrografx, Inc. and SoftQuad Software Ltd. With Corel's fourth quarter and fiscal 2001 year end having just concluded on November 30, 2001, company officials did not comment on those results during the presentation.

Corel also announced that it now expects its acquisition of SoftQuad to close prior to the end of the first quarter of Corel's fiscal 2002, ending February 28, 2002. Representatives from both Corel and SoftQuad are now awaiting regulatory approval of the required filings and continue to work on the details of a comprehensive integration plan for the two companies. Details of the integration plan will be announced following the closing of the deal.

A replay of the Webcast is available at www.corel.com/investor.

Corel Corporation

Corel Corporation provides its customers with the creative tools they need to unleash their imaginations. With its heritage of software innovation and a solid franchise of loyal customers worldwide, Corel has earned its reputation as an internationally recognized developer of award-winning graphics and business productivity applications on the Windows®, Macintosh®, Linux® and UNIX® platforms. Corel will continue to expand its support of the Web, delivering the Internet's versatility to customers through exciting Web-based applications, content and services. Corel will also be developing applications for Microsoft's .NET platform as part of its commitment to provide customers with a full range of applications and services over the Internet. With its headquarters in Ottawa, Canada, Corel continues to be one of Silicon Valley North's most exciting and influential software companies. Corel's common stock trades on the NASDAQ Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR. For more information on Corel Corporation, please visit www.corel.com

This press release contains forward-looking statements as defined by the United States Private Securities Litigation Reform Act of 1995, involving the company's expectations about future financial results and other matters. These statements reflect management's current forecast of certain aspects of the company's future business. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results of operations to differ materially from historical results or current expectations. The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements. Risk factors include shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission for a more complete discussion of the other risks and uncertainties. The factors underlying forecasts are dynamic and subject to change. As a result, forecasts speak only as of the date they are given and do not necessarily reflect the company's outlook at any other point in time. The company does not undertake to update or review these forward-looking statements.

Corel and its logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited. All other product, font, company names and logos are trademarks or registered trademarks of their respective owners.

Corel Press Contact:

Catherine Hughes

(613) 728-0826 ext. 1659

catherine.hughes@corel.com

Corel Investor Contact:

John Hladkowicz

(613) 782-0826 ext. 1194

john.hladkowicz@corel.com